EXHIBIT 10.2

THIRD AMENDING AGREEMENT

Third amending agreement (the "Third Amending Agreement") dated February 26, 2010 between RAB Special Situations (Master) Fund Limited ("RAB") and Apollo Gold Corporation ("Apollo").

RECITALS:

WHEREAS RAB and Apollo entered into a subscription agreement (the "Subscription Agreement") dated February 19, 2007 in which RAB subscribed for and purchased US$4,290,000 principal amount of unsecured convertible debentures (the "Debentures").  Each US$1,000 principal amount of the Debentures was convertible, at the option of the holder before the Debentures mature, into 2,000 common shares of Apollo and such Debentures were accompanied by 2,000 common share purchase warrants (the "Debenture Warrants");

AND WHEREAS on February 23, 2007, Apollo issued to RAB debenture certificate number 2007-1 representing US$4,290,000 principal amount of the Debentures and warrant certificate number 2007-01-01 representing 8,580,000 Debenture Warrants;

AND WHEREAS RAB and Apollo entered into an amending agreement on February 16, 2009 (the "First Amending Agreement") amending the terms of the Debentures and the Debenture Warrants;

AND WHEREAS pursuant to the terms of the First Amending Agreement, the Debentures were amended, inter alia, by extending the Maturity of the Debentures to February 23, 2010;

AND WHEREAS pursuant to the terms of the First Amending Agreement, the Debenture Warrants were amended, inter alia, by extending the Expiry Date of the Debenture Warrants to March 5, 2010 and by reducing the Exercise Price of the Debenture Warrants from US$0.50 to US$0.25;

AND WHEREAS RAB and Apollo entered into an amending agreement on February 23, 2010 (the "Second Amending Agreement") amending the terms of the Debentures and the Debenture Warrants;

AND WHEREAS RAB and Apollo wish to further amend and fully restate the Second Amending Agreement as provided for in this Third Amending Agreement.

NOW THEREFORE in consideration of the above and the mutual agreements contained in this Third Amending Agreement (the receipt and adequacy of which are hereby acknowledged), the parties agree as follows:

Section 1.	Defined Terms

Capitalized terms used in this Third Amending Agreement that are not defined herein shall have the meanings ascribed to such terms in the Debentures and the Debenture Warrants.

Section 2.	Amendments to the Debentures

The Debentures are hereby amended as follows:

(a)	The definition of "Change of Control of the Corporation" as set out in Section 1.1 of the Debentures is hereby deleted and replaced with the following:

"Change of Control of the Corporation" means (i) where any person, including a group acting jointly or in concert, acquires or becomes the beneficial owner of, or a combination of persons acting jointly or in concert acquire or become the beneficial owner of, either directly or indirectly, more than fifty (50) percent of the voting securities of the Corporation, whether through the acquisition of previously issued and outstanding voting securities, or voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect and (ii) where such acquisition of the voting securities of the Corporation is at an effective purchase price of US$0.50 or higher, payable in cash and/or securities of the acquirer, with such effective purchase price to be determined on the date such acquisition is first publicly announced.

(b)	The definition of "Maturity Date" as set out in Section 1.1 of the Debentures is hereby deleted and replaced with the following:

"Maturity Date" means August 23, 2010.

(c)	The definition of "Maturity Date" as set out in Section 2.1(a) of the Debentures is hereby amended so that February 23, 2010 now becomes August 23, 2010.

(d)	Section 3.1(b) of the Debentures is hereby deleted and replaced with the following:

3.1(b)
1.5% per month for the final 24 months prior to the Maturity Date (18% per annum simple interest not compounded), in like money at the said place, calculated and payable yearly in arrears (less any tax required by law to be deducted) with the payment due on August 23, 2010.

(e)	Section 3.1(c) of the Debentures is hereby deleted and replaced with the following:

3.1(c)
Within three (3) business days of the date of the Third Amending Agreement, the Corporation shall make a cash payment of US$772,200 to the Holder representing all accrued and unpaid interest under the Debenture as of February 23, 2010.

(f)	Section 5.1 of the Debentures is hereby deleted and replaced with the following:

5.1
The Holder may, at its election, upon surrender (either in person, by mail (postage `prepaid) or other means of delivery) of this Debenture along with a completed a notice of conversion (the "Conversion Notice") in the form attached hereto as Schedule "A" at the principal office of the Corporation in the city of Greenwood Village, Colorado at any time prior to the close of business on August 23, 2010, convert the Principal Sum, in whole or in part, into fully paid and non-assessable Common Shares, as presently constituted (without adjustment for dividends on Common Shares issuable upon conversion).  The Debenture may be converted on or prior to the Maturity Date, or in the event that the Principal Sum is not repaid on the Maturity Date, at any time until such date that the Principal Sum is repaid, at a conversion price of US$0.50 per Common Share (as adjusted for share splits, share consolidations and other similar events) (the "Conversion Price"), being a rate of 2,000 Common Shares per US$1,000 principal amount of Debentures.  If the Holder elects to convert the Principal Sum, or any portion thereof, the Holder may also, at its election, concurrently convert any accrued but unpaid interest at that time outstanding in respect of such Principal Sum into Common Shares at the Conversion Price.  The endorsement of the Conversion Notice by the Holder and the surrender of the Debenture shall be deemed to constitute a contract between the Holder and the Corporation whereby (i) the Holder subscribes for the number of Common Shares which he shall be entitled to receive upon such conversion, (ii) the Holder releases the Corporation from all liability thereon or from all liability with respect to the portion of the principal amount and corresponding accrued interest, if applicable, thereof to be converted, as the case may be, and (iii) the Corporation agrees that the surrender of the Debenture for conversion constitutes full payment of the subscription price for the Common Shares issuable on such conversion and to the extent thereof.

As promptly as possible after receipt of the Conversion Notice and the Debenture but subject to Section 5.3 hereto, the Corporation shall issue or cause to be issued and deliver or cause to be delivered to the Holder a certificate or certificates in the name or names of the person or persons specified in the Conversion Notice for the number of Common Shares deliverable upon the conversion of the Debenture. Upon completion of the conversion transaction, the rights of the Holder to receive, in respect of the amount hereof so converted, the Principal Sum and interest thereon, shall cease and the Holder or the other person or persons in whose name or names any certificate or certificates for Common Shares shall be deliverable upon such conversion shall be deemed to have become on such date the holder or holders of record of such Common Shares represented thereby.

Any part, being $1,000 or an integral multiple thereof, of a Debenture of a denomination in excess of $1,000 may be converted as provided herein and all references herein to the  conversion of the Debenture shall be deemed to include conversion of such parts.  If the Holder converts only part of the Principal Sum, upon the exercise of his right of conversion, the Holder shall surrender such Debenture to the Corporation, and the Corporation shall cancel the same and shall, without charge, forthwith certify and deliver to the Holder a new Debenture or Debentures in an aggregate principal amount equal to the unconverted part of the Principal Sum of the Debenture so surrendered.

(g)	Section 5.2 of the Debentures is hereby deleted and replaced with the following:

5.2
Subject to the restrictions set forth in Section 5.3 hereto, the Corporation shall have the right to force the Holder to convert the Principal Sum into Common Shares (a "Forced Conversion") under the terms described in Section 5.1 if:

(a)
at any time after September 24, 2007, but prior to the Maturity Date, in the event that the 20 day weighted average trading price of the Common Shares on the AMEX (or if the Common Shares are not listed on the AMEX, the TSX, or if the Common Shares are not listed on the TSX, any other exchange on which the Common Shares are then listed) equals or exceeds US$0.90 per share (as adjusted for share splits, share consolidations and other similar events); or

(b)	there is a Change of Control of the Corporation.

In order to initiate a Forced Conversion, the Corporation must provide the Holder with written notice (the "Forced Conversion Notice") 60 days prior to the effective date (the "Forced Conversion Date") of the Forced Conversion.

In the event of a Forced Conversion, the Corporation will be required to pay any interest that would have accrued from the Forced Conversion Date to the Maturity Date, notwithstanding any early repayment of such interest.

Notwithstanding the foregoing, the Corporation may not implement a Forced Conversion unless the Common Shares issuable upon conversion may be freely resold by the Holder, as a selling shareholder and not as an underwriter, under an effective registration statement filed with the Securities and Exchange Commission and legal counsel to the Corporation has delivered an opinion letter to the Holder and the Corporation's transfer agent that the Common Shares issuable upon conversion may be sold in the United States under the registration statement or pursuant to an exemption without volume limitations or restriction.

(h)	Schedule "A" of the Debentures is hereby deleted and replaced with the form attached hereto as Schedule "A".

(i)	Except as expressly amended hereby, the Debentures are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 3.	Issuance of Warrants and Shares.

Apollo shall:

(a)	issue to RAB 800,000 common shares of Apollo (the "Consideration Shares") as promptly as reasonably practicable following the date hereof upon receipt of all necessary regulatory approvals;

(b)
issue to RAB 2,145,000 common share purchase warrants (the "Consideration Warrants"), as promptly as reasonably practicable following the date hereof upon receipt of all necessary regulatory approvals, each Consideration Warrant entitling the holder thereof to purchase one common share of Apollo at an exercise price of US$0.50 at any time before 5:00p.m. (Toronto time) on February 23, 2011;

(c)	use its commercially reasonable best efforts to:

(i)
obtain all required stock exchange approvals for the amendments to the Debentures and the conditional listing of the Consideration Shares and the common shares underlying the Consideration Warrants on the Toronto Stock Exchange and NYSE Amex Equities (formerly the American Stock Exchange);

(ii)
issue the Consideration Shares as free trading shares, or enter into a registration rights agreement with RAB in respect of the Consideration Shares and prepare and file or cause to be prepared and filed with the United States Securities and Exchange Commission (the "SEC") a registration statement in respect of the resale of the Consideration Shares; and

(iii)
prepare and file or cause to be prepared and filed with the SEC a registration statement on Form S-3 (or other appropriate form) in respect of the resale of common shares issuable upon the exercise of the Consideration Warrants or conversion of the Debentures.

Section 4.	Entire Agreement.

This Third Amending Agreement constitutes the entire agreement between the parties with respect to the amendments contemplated in this Third Amending Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, the purpose of which were to amend the Debentures and the Debenture Warrants.  The parties have not relied and are not relying on any other information, discussion or understanding in implementing the amendments contemplated by this Third Amending Agreement.

Section 5.	Successors and Assigns.

This Third Amending Agreement becomes effective when executed by all of the parties.  After that time, it is binding upon and enures to the benefit of the parties and their respective successor and permitted assigns.

Section 6.	Governing Law.

This Third Amending Agreement is governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

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Section 7.	Counterparts.

This Third Amending Agreement may be executed in any number of counterparts (including counterparts by facsimile or other form of electronic format) and all such counterparts taken together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Third Amending Agreement on the date first written above.

RAB SPECIAL SITUATIONS (MASTER) FUND LIMITED

Per:	/s/ Jake Leavesley
Name: Jake Leavesley

Per:	/s/ Simon Gwyther
Name: Simon Gwyther
	Title:	Authorized signatories for RAB Capital plc for
and on behalf of RAB Special Situations
(Master) Fund Limited

APOLLO GOLD CORPORATION

Per:	/s/ G. Michael Hobart
Name: G. Michael Hobart
Title: Assistant Secretary and Director
I have authority to bind the Corporation